EXHIBIT 99.1

5540 Ekwill Street
Santa Barbara, CA 93111
Telephone: 805.692.5414
Fax: 805.692.5418

NEW RELEASE

FOR IMMEDIATE RELEASE

November 16, 2005

INAMED CORPORATION RECEIVES AN UNSOLICITED PRELIMINARY PROPOSAL FROM ALLERGAN, INC.

Inamed Corporation (NASDAQ: IMDC) announced today that it had received an unsolicited preliminary non-binding proposal from Allergan, Inc. (NYSE: AGN) to acquire Inamed for a per share consideration of $84.00 in cash or 0.8498 of a share of Allergan common stock.  The proposal states that Allergan will provide the opportunity for each Inamed stockholder to elect whether to receive the consideration in cash or common stock of Allergan, subject to the limitation that the total value of the consideration payable will be $1.45 billion in cash and 17.9 million shares of Allergan common stock.

According to the preliminary non-binding proposal, Allergan’s proposal is subject to the execution of a mutually acceptable definitive agreement and the satisfactory completion of limited due diligence.   The proposal states that Allergan will agree to an immediate divestiture of Inamed’s license to Reloxin(R), Inamed’s botulinum toxin type A product, in an effort to minimize any potential antitrust issues in the acquisition.

At a special meeting of Inamed’s Board of Directors on November 15, 2005, and after conferring with the company’s legal and financial advisors, the Board of Directors determined that the Allergan proposal is reasonably likely to result in a “Company Superior Proposal” as the term is used in the Agreement and Plan of Merger, dated as of March 20, 2005, by and among Inamed, Medicis and Masterpiece Acquisition Corp., and directed Inamed’s management to evaluate the Allergan proposal.  A more complete description of the Agreement and Plan of Merger and the Medicis merger is set forth in the registration statement on Form S-4, as filed by Medicis on November 2, 2005 with the U.S. Securities and Exchange Commission.

The text of Allergan’s proposal letter delivered to Nicholas L. Teti, Inamed’s Chairman, President and CEO, is included at the end of this press release.

About INAMED Corporation

Inamed (NASDAQ: IMDC) is a global healthcare company with over 25 years of experience developing, manufacturing and marketing innovative, high-quality, science-based products. Current products include breast implants for aesthetic augmentation and for reconstructive surgery; a range of dermal products to treat facial wrinkles; and minimally invasive devices for obesity intervention, including the LAP-BAND® System for morbid obesity.  Inamed’s website is www.Inamed.com.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger of Medicis and Inamed, on November 2, 2005, Medicis filed preliminary materials with the SEC, including a registration statement on Form S-4 that will contains a preliminary prospectus and a preliminary joint proxy statement. These materials are not yet final and will be amended. INVESTORS AND SECURITY HOLDERS OF MEDICIS AND INAMED ARE URGED TO READ THE DEFINITIVE VERSIONS OF THE PROSPECTUS AND JOINT PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEDICIS, INAMED AND THE MERGER. The preliminary materials filed on November 2, 2005, the definitive versions of these materials and other relevant materials (when they become available), and any other documents filed by Medicis or Inamed with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Medicis by directing a written request to: Medicis, 8125 North Hayden Road, Scottsdale, AZ, 85258, Attention: Investor Relations, or Inamed, 5540 Ekwill Street, Santa Barbara, California, 93111, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

Medicis, Inamed and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Medicis and Inamed in connection with the merger. Information about those executive officers and directors of Medicis and their ownership of Medicis’ common stock is set forth in Medicis’ Annual Report on Form 10-K/A, which was filed with the SEC on October 28, 2005. Information about the executive officers and directors of Inamed and their ownership of Inamed’s common stock is set forth in Inamed’s Annual Report on Form 10-K/A, which was filed with the SEC on April 29, 2005. Investors and security holders may obtain additional information regarding the direct and indirect interests of Medicis, Inamed and their respective executive officers and directors in the merger by reading the proxy statement and prospectus regarding the merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact:

Declan Daly

Charlie Huiner

(805) 683-6761

ALLERGAN 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623-9534 Telephone: (714) 246-2600 Fax: (714) 246-5918

David E.I. Pyott

Chairman of the Board,

President and Chief Executive Officer

November 14, 2005

Mr. Nicholas L. Teti

Chairman, President and Chief Executive Officer

Inamed Corporation

5540 Ekwill Street

Santa Barbara, CA 93111

Dear Mr. Teti:

We are pleased to submit a proposal to acquire Inamed in a transaction that will provide your stockholders substantially greater value than your pending merger with Medicis.

We are proposing to acquire all of Inamed’s outstanding shares in a transaction providing Inamed stockholders with a per share consideration of $84.00 in cash or 0.8498 of a share of Allergan common stock. We will provide the opportunity for each Inamed stockholder to elect whether to receive the consideration in cash or common stock of Allergan, subject to the limitation that the total value of the consideration payable will be $1.45 billion in cash and 17.9 million shares of Allergan.

Our proposal is clearly superior to Medicis’, both financially and strategically:

(i)            It will provide the immediate opportunity for your stockholders to realize substantially greater value for their shares — a 12% premium over the initial Medicis offer and a 16% premium over the currently implied Medicis offer.

(ii)           It offers greater certainty of value for Inamed’s stockholders as it includes 26% more cash and shares that are more liquid.

(iii)          It offers closure at least as fast as or faster than the Medicis transaction.

(iv)          Your stockholders will have the opportunity to realize greater long-term value as a result of the truly unique attributes of an Allergan-lnamed combination, which will create a global leader in medical aesthetics, creating value for both companies’ stockholders, employees, patients and customers.

This transaction also will result in the combination of two strong companies and will afford the opportunity to mutually enhance our skills. We have great respect for Inamed and are confident that we will be able to integrate the two companies to build a stronger, more efficient company. Additionally, employees of both companies will benefit from the greater resources and opportunities that come from being part of a larger organization.

We are aware that Medicis’ proposed merger with Inamed has prompted a lengthy and still-ongoing antitrust investigation by the Federal Trade Commission, which could continue to cause substantial delays in the completion of that transaction. Allergan does not envision any such problems with its proposed acquisition of Inamed. We are confident that there will be no material delay in the transaction we are proposing on account of Federal Trade Commission review. In order to minimize any potential antitrust issues, Allergan will agree to an immediate divestiture of Inamed’s license to Reloxin®. And if and to the extent needed, Allergan will seek cooperation from Beaufour Ipsen Ltd. in this regard. Allergan will also cooperate fully with any subsequent licensee of Reloxin® to ensure that the new licensee is able to benefit from studies or other work that Inamed has done in an effort to obtain regulatory approvals from the U.S. Food and Drug Administration or other regulatory agencies. We have been advised by counsel that, in contrast to Inamed’s proposed merger with Medicis, an acquisition of Inamed by Allergan, with an agreed upon divestiture of any rights to Reloxin®, should not result in any prolonged investigation by U.S. or foreign antitrust authorities. However, to ensure that all necessary antitrust approvals are obtained as expeditiously as possible, Allergan intends to file its Hart-Scott-Rodino pre-merger notification no later than November 15, 2005, and any additional foreign filings that may be required will be made promptly thereafter.

Our proposal represents a “Company Superior Proposal” that clearly meets the standards set forth in Section 8.03 of the existing merger agreement. It offers greater value to Inamed stockholders and has greater certainty of completion than the pending merger. We can comfortably fund the cash portion of the consideration through a combination of cash on hand and permanent financing and have sufficient authorized and unissued shares for the acquisition. Further, no vote of Allergan stockholders will be required for the issuance of Allergan’s stock in the transaction. As a result, our transaction can be completed in a timely manner with a goal of closing the acquisition in January 2006 and involves no delay in comparison with the proposed merger with Medicis.

Our proposal is subject to the execution of a mutually acceptable definitive agreement and the satisfactory completion of limited due diligence to confirm (i) that there are no material undisclosed adverse facts or developments concerning Inamed or it products or pipeline (including, but not limited to, material facts regarding the development and regulatory approval process and timeline for Juvéderm® in the United States) that have not been publicly disclosed; and (ii) that neither Inamed’s license from Corneal Group for the rights to develop, distribute and market the Juvéderm® dermal fillers nor the “approvable letter” from the Food and Drug Administration announced September 21, 2005 for certain breast implants (nor any correspondence relating thereto) contain any terms and conditions not publicly disclosed that would materially adversely affect the value of Inamed’s acquisition to Allergan and its stockholders. We, our legal advisor, Gibson, Dunn & Crutcher, and our financial advisor, Morgan Stanley, are ready to proceed with the due diligence review immediately, and Allergan’s executed confidentiality agreement is enclosed herewith. We are prepared to enter into a merger agreement consistent with the terms set forth herein and otherwise substantially the same as your existing merger agreement with Medicis. Of course, we are prepared to afford you and your representatives access to non-public information concerning Allergan for the purpose of your due diligence review.

The Allergan Board supports the combination of our companies. We trust you and Inamed’s other directors will respond immediately and positively to our proposal. We look forward to working with you to achieve what will be a compelling transaction for the stockholders, customers, partners and employees of our two companies.

Very truly yours,

/s/ David E.I. Pyott
David E.I. Pyott
Chairman of the Board, President and
Chief Executive Officer

cc:   Board of Directors
Inamed Corporation